CONFIDENTIAL TREATMENT REQUESTED

     Confidential Portions Of This Agreement Which Have Been Redacted Are Marked With Brackets ("[***]"). The Omitted Material Has Been Filed Separately With The Securities And Exchange Commission.


                                                                     Exhibit 2.3


                           SUPPLY & LICENSE AGREEMENT


     THIS Agreement ("Agreement") is effective as of the 12th day of July, 1999 ("Effective Date"), by and between Isolyser Company, Inc., a Georgia corporation, having its principal place of business at 4320 International Blvd., Norcross, Georgia 30093 ("Isolyser") and Allegiance Healthcare Corporation, a Delaware corporation, having its principal place of business at 1500 Waukegan Road, McGaw Park, Illinois 60085 and its Affiliates (collectively referred to as "Allegiance"). "Affiliates" means a direct or indirect subsidiary of Allegiance Healthcare Corporation or its parent company, Allegiance Corporation.

                                   BACKGROUND:

     WHEREAS, Isolyser has developed proprietary rights in the manufacture and sale of certain products which it sells under the OREX(R) trademark (the "OREX(R) Products") all of which are manufactured from Isolyser's proprietary degradable polyvinyl alcohol ("PVA") or novel dispersal polymers ("NDP") material which can be dissolved and then disposed via normal sanitary sewer systems ("Material"); and

     WHEREAS, Isolyser is also the owner of the trademarks ENVIROGUARD and OREX, for water soluble fabrics and products made therefrom ("Trademarks"), for which registrations or applications for registrations of said Trademarks have been filed in various jurisdictions; and

     WHEREAS, Isolyser is also the owner of certain Patents (as hereinafter defined); and

     WHEREAS, Isolyser wishes to expand its commercial opportunities through the manufacture and sale of the Material to Allegiance and by licensing to Allegiance the Patents and Trademarks relating to the right to make, use, distribute, sell and dispose healthcare products made from the Material ("Products"); and

     WHEREAS, Allegiance desires to distribute and sell the Products under the Trademarks and Patents and to practice the methods of disposal as described in the Patents on the Products as Allegiance may deem appropriate; and

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Allegiance and Isolyser hereby agree as follows:

                              1.TERM AND EXTENSIONS

     1.1. TERM

     Unless otherwise terminated earlier by the parties, the initial term of this Agreement shall begin on the Effective Date and end the earlier of: (1) three years from the date on which all necessary regulatory approvals are obtained to sell at least forty (40) product codes made by Allegiance from the Material or (2) three years and nine months after the Effective Date (the "Term").

     1.2. EXTENSION OF AGREEMENT

     This term may be extended by mutual agreement of the parties. In the event of a change of control of Isolyser during the Term of this Agreement, the Agreement shall be automatically extended under its current terms for a period of three years following the date of such change of control during the extension period, Allegiance's right to the Material shall be non-exclusive and Allegiance shall have the right to purchase up to an additional 100 million square yards of Material over and above the amount of Material that Allegiance is entitled to purchase prior to the extension period under the same terms and conditions of this Agreement. For purposes of the foregoing, "change of control" shall mean the acquisition of more than 50% of the outstanding capital stock of Isolyser or the purchase of all or substantially all the assets of Isolyser by a person or entity or group that is not currently an affiliate of Isolyser.

                               2.PATENT PROVISIONS

     2.1. PATENT

          2.1.1. PATENT LICENSE FOR PRODUCTS.

               Isolyser grants to Allegiance a worldwide exclusive license to make, use and sell Products embodying or made in accordance with the inventions claimed in the Patents within and for healthcare applications. "Products" shall include any healthcare device made from the Material or an improvement of the Material, including but not limited to blow molded, injection molded and case extrusion substances that are dissolvable and are made using PVA or NDP ("Improvements"). "Patents" shall include all patents owned or controlled by Isolyser relating to the Material and shall include, but not be limited to, the patents listed in Exhibit 1 together with any patents which may issue upon any pending applications, continuations, continuations-in-part, divisions, reissues, reexaminations, or renewals of any such patents, as well as any patents which may issue on Improvements. The price terms of Improvements under the Agreement shall be negotiated by the parties.

          2.1.2. PATENT LICENSE FOR MATERIALS

               Isolyser grants to Allegiance a worldwide exclusive royalty free license for the Term, and any extension thereof, to use the Patents to make Material or have Material made if Isolyser is unable to meet Allegiance's requirements. Allegiance shall exercise the foregoing license only if during any calendar month Isolyser is unable to supply Material in an amount at least equal to the amount supplied in the preceding calendar month and Isolyser is unable to supply Material in such amount during each of the two following calendar months. Notwithstanding the foregoing, in the event that Isolyser is unable to meet Allegiance's requirements because of the failure of Isolyser's suppliers to supply Material to Isolyser or because of demand by Allegiance in excess of Isolyser's productive capacity, Allegiance shall not be entitled to exercise its rights under the foregoing license until six months after written notice from Allegiance to
          Isolyser of Isolyser's failure to satisfy the requirements of Allegiance. If Isolyser has identified an alternative source of Materials and is satisfying Allegiance's requirements as provided above within such six month period, Allegiance shall not be permitted to exercise its rights under the foregoing license.

          2.1.3. RIGHT OF FIRST REFUSAL

               Isolyser shall submit to Allegiance specifications and, where possible, samples of any and all Improvements to the Products which Isolyser may conceive or reduce to practice during the term of this Agreement. Within ninety (90) days after such submission, Allegiance may acquire rights to such Improvements by advising Isolyser in writing that Allegiance is electing to have such Improvements included within the definition of Products and by entering into an agreement with Isolyser negotiated at the time which is determined to benefit both parties and maintains a mutually profitable relationship. In the event Allegiance does not elect to distribute such new Products, Isolyser shall have the right to sell those Products as it deems fit in its sole discretion on terms and conditions no more favorable than those offered to Allegiance under this section. It being understood that no up-front license fee shall be required to be paid by Allegiance.

     2.2. TRADEMARK LICENSE

          2.2.1. LICENSE GRANT

               Isolyser  grants to Allegiance a worldwide  exclusive  license to the Trademarks for use in conjunction with the Products and Improvements for healthcare applications, subject to the provisions of this Agreement.

          2.2.2. RESERVATION OF RIGHTS IN TRADEMARKS

               The Trademarks are acknowledged by Allegiance to be the exclusive property of Isolyser. Allegiance agrees that the use of any Trademark by Allegiance anywhere in the world shall inure to the benefit of Isolyser. If Allegiance determines that a trademark registration is desirable in any country, it will so advise Isolyser who may proceed to seek the appropriate trademark protection in such country, in its sole discretion.

                                         [***]- CONFIDENTIAL TREATMENT REQUESTED
     2.3. NO REPRESENTATIONS

     The Patent and Trademark licenses shall be effective worldwide. However, Isolyser does not represent that it has patent or trademark rights in any particular country and Isolyser is not obligating itself by this Agreement to seek such rights in any country.

     2.4. NON-TRANSFERABLE

     These licenses shall be non-transferable by Allegiance and shall not be subject to sublicenses, without the express written permission of Isolyser, except that there shall be an implied sub-license to any purchaser of Products to use such products for their intended purpose and except as part of an assignment not prohibited by Section 5.3.

     2.5. ROYALTIES

          2.5.1. DISSOLUTION ROYALTY

               Allegiance shall pay Isolyser or its designee a dissolution royalty of [***] of the Net Sales Price of the Products for all Products which are dissolved by or on behalf of Allegiance's customers ("Royalty"), provided that Isolyser shall provide documentation to Allegiance regarding the dissolution of such Products in a form acceptable to Allegiance. The term "Net Sales Price" means the total receipts by Allegiance from the sale of the Product(s) less all freight, sales or use taxes, trade discounts, returns and allowances granted in lieu of returns. In the event the Product is sold as a component of a kit or other assembly of product, the Net Sales Price for such Products shall be the average Net Sales Price during the same calendar quarter for the Product when sold alone or as not part of a kit.

          2.5.2. REPORTS AND RECORDS

               Allegiance shall provide Isolyser with tracing reports of sales of Products by Allegiance. Allegiance shall keep records showing the sales or other disposition of Products under licenses granted herein in sufficient detail to enable the Royalties payable hereunder by Allegiance to be determined, and further agrees to permit such records to be examined by Isolyser to the extent necessary to verify the accuracy of the calculation of the Royalty payments above, such examination to be made at the expense of Isolyser by any certified public accountant appointed by Isolyser who shall be reasonably acceptable to Allegiance, provided such certified public accountant executes a confidentiality agreement covering such books and records. Such examination shall occur not more than once in any twelve month period during normal business hours.

     2.6. USE OF TRADEMARKS

          2.6.1. CONFUSINGLY SIMILAR MARKS

               Allegiance shall not use any trademark, mark, name or symbol in conjunction with the Products which may be confusingly similar to the Trademarks and shall not use the Trademarks in any manner which could affect the validity of their registration or Isolyser's exclusive ownership thereof. Allegiance shall not make or permit any removal or modification of any Trademarks placed by Isolyser on Products or associated literature, media, drawings and manuals.

          2.6.2. TRADEMARK INFRINGEMENT

               If, as a result of the use of the Trademarks,  Allegiance, or any of Allegiance's customers should be charged with trademark infringement, Allegiance shall immediately notify Isolyser after Allegiance receives notice of such charge and Isolyser will assume the defense and expense of any proceedings instituted pursuant to such charge. Allegiance shall not institute proceedings for infringement of the Trademarks in its own name. Allegiance agrees to assist Isolyser when requested in such defense or protection of the Trademarks. Isolyser will reimburse Allegiance for out-of-pocket expenses. If any misuse of the Trademarks comes to the Allegiance's attention, it shall promptly notify Isolyser and cooperate with Isolyser in trying to correct such misuse.

          2.6.3. MISLEADING CLAIMS

               Allegiance shall not make any false, exaggerated, or misleading claim or statement relating to the Products or the performance of the Materials. If such claims or statements are made by Allegiance, Allegiance, upon the request of Isolyser, shall discontinue immediately any use, display, advertising or promotion of the Trademark for the Products in conjunction with such false or misleading claims.

          2.6.4. QUALITY ASSURANCE

               Allegiance shall permit a designated representative of Isolyser to periodically visit the manufacturing and warehousing facilities of Allegiance which manufacture or store the Products, or any other entity to whom Allegiance has contracted all or a part of the manufacture of the Products hereunder, for the sole purpose to allow Isolyser to inspect the quality of the Products in the course of manufacture or in storage; provided such representative executes a confidentiality agreement and visits during normal business hours after reasonable notice.

     2.7. INTELLECTUAL PROPERTY RIGHTS AND OBLIGATIONS

          2.7.1. ISOLYSER RIGHTS

               Nothing in this Agreement shall be construed as:

               (a) a warranty or representation by Isolyser as to the validity of any Patent;

               (b) a warranty or representation that any Product made, used, or sold under any license granted in this Agreement is or will be free from infringement of the patents of third parties;

               (c)  A   requirement   that   Isolyser   shall  file  any  patent
                    application, secure any patent or maintain any patent in force; or

               (d) An obligation to bring or prosecute actions or suits against third parties for infringement.

          2.7.2. WARRANTY

               Notwithstanding the foregoing, Isolyser warrants that the Material as manufactured by Isolyser or its disposal by dissolution in accordance with written guidelines set forth by Isolyser does not to Isolyser's knowledge infringe the intellectual property rights of any third party.

          2.7.3. PATENT MARKING

               Allegiance agrees to observe the reasonable written requirements of Isolyser with respect to the marking of Products with the word 'Patent' followed by the specific number or numbers of the Patent or Patents indicated by Isolyser in writing to be applicable to the Products or its disposal.

     2.8. INFRINGEMENT

          2.8.1. INFRINGEMENT BY ALLEGIANCE

               Allegiance shall give Isolyser prompt notice of each claim or allegation that the manufacture, use, or sale of the Product(s) constitutes an infringement of a patent or patents owned by others. Isolyser shall defend such claims and allegations at its expense and shall indemnify Allegiance against any and all liabilities, costs or expenses arising in connection therewith. If Isolyser does not undertake within thirty (30) days of such notice to defend such claim or allegation, Allegiance shall have the right to retain all of the Royalties otherwise payable to Isolyser, provided Allegiance uses such Royalties to pay for or defray the costs of defending each claim or allegation, including the costs of settling or satisfying the claim or allegation. During the defense of such claims or allegations, Allegiance shall submit written reports to Isolyser, showing payments accruing to Isolyser and the expenses of defending against the claims or allegations of infringement. Upon termination of all proceedings involving such claims or allegations, Allegiance shall remit the balance, if any, of the Royalties accrued but not yet paid to Isolyser and not spent by Allegiance under the terms of this provision. In the event of any infringement claim or allegation as provided above, upon the request of Isolyser, Allegiance will cooperate with the defense of such claim or allegation.

          2.8.2. SETTLEMENT OF CLAIM OF INFRINGEMENT

               If the settling or satisfying of any claim or allegation of patent infringement requires the payment by Allegiance to a third party of any amounts, including royalties for manufacture, use, or sale of the Product(s), Allegiance shall be entitled to deduct the amounts so paid to a third party from the Royalties due Isolyser under this Agreement.

          2.8.3. INFRINGEMENT BY THIRD PARTY

               Upon learning of the infringement of a Patent by third parties, Allegiance shall inform Isolyser in writing of that fact and shall supply Isolyser with any evidence available pertaining to the infringement. Isolyser may at its own expense take whatever steps are necessary to stop the infringement and recover damages therefore, and shall be entitled to retain all damages so recovered. If Isolyser does not undertake within thirty (30) days of such notice to enforce the Patent against the infringement, Allegiance shall have the right to take whatever action it deems appropriate in Isolyser=s name or in its own name to enforce the Patent, to retain all of the Royalties otherwise payable to Isolyser, and to use such Royalties to pay for or defray the costs of enforcing the Patent against the infringement by third parties. During proceedings relating to the enforcement of the Patent, Allegiance shall submit written reports, showing payments accruing to Isolyser and the expenses of enforcing the Licensed Patent against the infringement by third parties. Upon termination of all proceedings involving such claims or allegations, Allegiance shall remit the balance, if any, of the payments accrued but not yet paid to Isolyser. The monetary recovery, if any, shall be shared by Isolyser and Allegiance in the same ratio as they have shared the expenses of the Licensed Patent enforcement.

                           3.PROMOTION OF THE PRODUCTS

     3.1. ALLEGIANCE PROMOTION

     Allegiance may promote the Trademarks in conjunction with the Products. Such promotions may include activities such as participating in trade shows and educational seminars. Allegiance agrees to use reasonable commercial efforts to maintain marketing/sales employees, trained in the marketing and selling of the Products, who are charged with, among other things, building a market for the Products.

     3.2. PRODUCT INTRODUCTIONS

     Allegiance shall market the Products as environmentally friendly, solutions based products to the extent such claims are supported by appropriate regulatory approvals and substantiating data. Allegiance agrees that it will employ reasonable business diligence to introduce within six (6) months from the Effective Date of this Agreement, forty (40) product codes fabricated from the Material. Allegiance agrees to use its commercially reasonable business efforts, to the extent supported by appropriate regulatory approvals, to promote the environmental and waste disposal benefits of the Material as part of its on-going sales and marketing strategies. Upon request of Allegiance, Isolyser shall use commercially reasonable business efforts to actively support Allegiance's efforts through resources which are either internally or externally based. Allegiance will reimburse Isolyser for any costs including salaries, fees, equipment and travel expense incurred by Isolyser in connection with such actions provided that such costs or expenditures were approved in writing by Allegiance.

     3.3. JOINT DEVELOPMENT AND COMMERCIALIZATION COMMITTEE

     Allegiance and Isolyser shall each appoint three members of an eight-member Joint Development and Commercialization Committee ("JDCC"). The JDCC shall meet at least twice a year at sites alternating between Allegiance and Isolyser to discuss and resolve issues related to the development, marketing, promotion and commercialization of the Products. The initial members of the JDCC for Allegiance and Isolyser shall be as follows:

      FOR Allegiance:                                       FOR Isolyser:
      Susan Harley                                          Mike Mabry
      John Behm                                             Martin Paugh
      Dave Wagner                                           Frank Stanton
      Additional marketing individual to be                 Wendy Slattery
      designated by Allegiance

     3.4. PLANS

     The JDCC will develop an operating plan and a sales and marketing plan regarding the Products in the U.S. within sixty (60) days from the Effective Date of this Agreement. Additionally, a world-wide healthcare market plan will also be developed within sixty (60) days from the Effective Date of this Agreement. These plans shall be attached as exhibits to this Agreement after they have been developed. Allegiance will attempt to provide a 90 day rolling forecast that will be reviewed and approved by the JDCC. Further, it is understood that Allegiance may request discussions regarding opportunities for Allegiance to market products made from the Materials in non-healthcare markets in addition to the Products covered under this Agreement.

     3.5. GOVERNMENTAL APPROVAL

     Isolyser shall use commercially reasonable business efforts to gain approval or consent for disposal of the Products via normal sanitary sewer systems from the Federal, state/provincial and local regulatory and environmental bodies, including publicly-owned treatment works, in all of the United States and Canada. In addition, Isolyser shall use commercially reasonable business efforts to gain approval or consent for the disposal of the Products via normal sanitary sewer systems in all European Community countries and Japan. Isolyser covenants that it already has the necessary approvals or consents for each of the agencies listed in Exhibit 7 and that it has listed in
Exhibit 7 any locations which it has determined that such disposal is not allowed. The efforts of Isolyser under this Section 3.5 shall be at the sole cost and expense of Isolyser.

     3.6. GPO ACCEPTANCE

     Allegiance will use commercially reasonable business efforts to initiate GPO acceptance and distribution of the Products.

     3.7. ISOLYSER EXPERTISE

     Isolyser agrees that it has and shall diligently maintain its expertise for PVA and NDP materials and will continue to use such expertise to identify applications for technology and works within the healthcare and other markets to create materials that will become the basis for environmentally friendly healthcare products. Also, Isolyser will continue to develop and improve, through methodologies it deems appropriate and advisable, its waste water expertise and processor integration technology, and sales and service to support the expansion of the business base.

     3.8. ALLEGIANCE EXPERTISE

     Allegiance agrees that it has expertise in the conversion of non-woven roll stock into medical and industrial garments, surgical drapes and general apparel as well as expertise in injection molding and general assembly of medical devices formed from various types of plastic. Allegiance will continue to use and improve upon its sales and marketing expertise and strategies for the development of global marketplace opportunities for products made from the Materials both existing and to be developed. It is understood that, at present, there is no firm obligation of either party to expand this Agreement's application to markets or for products not specifically agreed to.

                                         [***]- CONFIDENTIAL TREATMENT REQUESTED
     3.9. NEW PRODUCTS

     Subject to Section 3.8, Isolyser agrees to discuss with Allegiance opportunities for Allegiance to market the Products in non-healthcare markets. In the event the parties agree to add additional markets to this Agreement, the parties shall use commercially reasonable efforts to promote and gain approval for the new products in the new market.

                      4.MANUFACTURING AND SALES PROVISIONS

     4.1. MANUFACTURING FOR ALLEGIANCE

     Isolyser shall manufacture and/or supply Material in accordance with the Specifications set forth in Exhibit 2 to Allegiance ("Specifications").

     4.2. PRICES

     The prices for the Material shall be $[***] per square yard f.o.b. shipping point. Allegiance will use reasonable efforts to purchase a [***] product mix between gown and drape Material. Allegiance will work with Isolyser to attempt to lower the basis weight of surgical drapes to reduce isolyser's costs. The cost for purchase exceeding [***] shall be subject to negotiation and agreement between the parties.


          4.2.1. PRICE INCREASES

               Isolyser will not increase its prices during the Term of the Agreement.

     4.3. ALLEGIANCE'S DUTIES

          4.3.1. PURCHASE EXISTING INVENTORY

               Allegiance agrees to purchase  Isolyser's  existing  inventory of
          Material  ("Isolyser  Inventory"),  which  inventory  is  described on
          Exhibit 4 hereto, during the first nine (9) months of the Term. Allegiance shall not be obligated to purchase Isolyser Inventory to the extent it has a cost to Allegiance in excess of two million dollars ($2,000,000). Allegiance will use commercially reasonable business efforts to sell the Isolyser Inventory to Allegiance customers during the first nine months of this Agreement. To the extent that Allegiance is not able to sell such Isolyser Inventory during this time period, Isolyser agrees to repurchase any unsold Isolyser Inventory held by Allegiance 120 days after Allegiance begins to sell Products under its own 510(k). Isolyser shall purchase such remaining Isolyser Inventory from Allegiance at Allegiance's original cost from Isolyser as specified in Exhibit 4. Purchases under this
          Section 4.3.1 are not credited against the obligation of Allegiance under Section 4.3.2.

                                         [***]- CONFIDENTIAL TREATMENT REQUESTED

          4.3.2. REQUIREMENTS AND MINIMUM PURCHASE AMOUNT

               Allegiance shall purchase its requirements for a dissolvable material made from PVA for use in the healthcare field solely from Isolyser during the Term and any extended term of this Agreement. Allegiance's requirements shall include a minimum of [***] ("Minimum Purchase Amount") during the Term of this Agreement; provided Isolyser has not materially breached this Agreement. Isolyser will seek to obtain the dissolution approvals specified in Exhibit 7 within 9 months of the Effective Date (18 months in the case of Japan). If any of the pending approvals are not obtained with such time frames, the Minimum Purchase Amount will be reduced by three times the amount specified for each applicable pending approval. If any potential customer of Allegiance would have to pay an extra fee or surcharge for disposal of the Products because of the composition of the Products, the Minimum Purchase Amount shall be reduced by a reasonable estimate of the total sales amount for Products that could have been sold to each such customer. In addition, if Isolyser or any of its Affiliates shall fail to perform in any material manner any of its obligations to any of Allegiances customers with respect to the disposal of Products or if any disposal facilities operated or managed by Isolyser or any of its Affiliates shall fail in any material manner to operate at anticipated levels, then the Minimum Purchase Amount shall be reduced by an amount equal to the estimated "normal" purchases of Products by the affected customer minus the actual purchases by such customer. Any ORE(R) Products included as a component of any kits/packs shall be credited toward the Minimum Purchase Amount. In the event Allegiance purchases less than the Minimum Purchase Amount, Isolyser's sole remedy shall be to convert this Supply and License Agreement to a nonexclusive agreement.

          4.3.3. SUBMIT ORDERS

               Allegiance shall submit its orders for the Minimum Purchase Amount of Materials during the Term of this Agreement on its standard purchase order form, a copy of which is attached hereto as Exhibit 5, the terms and conditions of which are made a part hereof to the extent consistent with the terms set out in the body of the Agreement.

          4.3.4. PAYMENT

               Allegiance shall pay for such orders on Allegiance's standard terms of payment: net thirty (30) days.

          4.3.5. INSTRUCTION

               Allegiance shall provide instruction to its customers in the use of the Materials in accordance with Material information provided by Isolyser.

     4.4. ISOLYSER'S DUTIES

     Isolyser shall:

          4.4.1. SHIP PRODUCT

               ship promptly Allegiance's orders for Materials at a service level of 98% for the requested delivery date;

          4.4.2. REPLACEMENT MATERIAL

               replace any defective Material manufactured by Isolyser and provided under this Agreement at no cost to Allegiance or Allegiance's customer;

          4.4.3. ADVERTISING

               furnish Allegiance, at no cost, reasonable quantities to be specified between the parties in the JDCC of Isolyser's literature, and customer instruction manuals relating to the Materials and furnish Allegiance, upon written request and at no cost, suitable copy and camera-ready artwork for use by Allegiance in advertising and cataloging;

          4.4.4. SAMPLES

               provide Allegiance, at no cost, reasonable quantities to be specified between the parties in the JDCC of sample Materials;

          4.4.5. TECHNICAL SUPPORT

               provide technical support to the sales effort of Allegiance's sales force by providing and maintaining training materials and education where necessary, and providing the technical knowledge of the Materials to assist Allegiance's sales representatives in the service of the Materials and Products;

          4.4.6. ACCESS TO RECORDS

               provide access to and use by Allegiance of only those records, studies, data and other documents associated with the product development and manufacturing by Isolyser of Products from Material that will assist Allegiance in obtaining any necessary regulatory approval required by Allegiance to sell the Products or to support an advertising or similar challenge to marketing claims; and

          4.4.7. 510(K) SUPPORT

               grant Allegiance the right to reference certain records, studies, data and other documents associated with the product development and manufacturing of Isolyser products made from Material as is necessary for Allegiance to file its own 510(k) application or applications for Products manufactured from Material.

     4.5. MATERIAL WARRANTIES

     Isolyser warrants that all Materials shipped are free from defects in workmanship and materials, are fit for their intended purposes, and conform to the Specifications (or conform to any samples provided to Allegiance). Isolyser shall bear responsibility for all costs associated with warranty services, including any freight charges on Materials or Products which do not conform to the warranties set forth herein. Isolyser shall issue credit for all Materials or Products returned to Allegiance or returned by customers to Allegiance which do not conform to the warranties set forth herein and provide Allegiance with written reports of evaluation of such Materials or Products.

     4.6. CONFIDENTIALITY

     Any written or verbal information which either party provides to the other and identifies as "confidential" will be held in confidence by the receiving party and will not be used for any purpose other than to further the relationship between the parties under this Agreement. The foregoing confidentiality obligation shall not apply if the receiving party can demonstrate that such information: (i) was, at the time of disclosure to it, in the public domain; (ii) after disclosure to it, is published or otherwise becomes part of the public domain through no fault of the receiving party; (iii) was in the possession of the receiving party at the time of disclosure to it without being subject to an obligation of confidentiality; (iv) was received after disclosure to it from a third person who had a lawful right to disclose such information to it; (v) was independently developed by or on behalf of the receiving party by employees or authorized subcontractors who at no time were provided with access to confidential information of the disclosing party; (vi) was required to be disclosed to any governmental body having jurisdiction over Allegiance or Isolyser or their affiliates or any of their respective clients; or (vii) that disclosure is necessary by reason of legal, accounting or regulatory requirements beyond the reasonable control of the receiving party.

     4.7. INDEMNIFICATION AND INSURANCE

          4.7.1. INDEMNIFICATION

               Isolyser shall indemnify and defend Allegiance against all claims, liabilities, losses and expenses (including attorneys' fees) arising out of the manufacture, use or disposal of any Material or Product or allegedly caused by Isolyser's manufacture, or the use or disposal of any Material or Product, except to the extent any personal injury, death or property damage arose from any negligence of Allegiance in manufacture/handling of the Material or any misrepresentation by Allegiance concerning the Material's characteristics, or proper manner of usage. It is understood and agreed that Allegiance=s use of advertising, training and other materials provided by Isolyser shall not constitute misrepresentations by Allegiance hereunder. In the event that any such claims, liabilities, or losses are expressly found not to be caused by the manufacture, use, or disposal of any Material, Allegiance shall reimburse Isolyser for amounts paid by Isolyser under this indemnification provision.

          4.7.2. INSURANCE

               Isolyser shall take out and maintain general comprehensive liability insurance covering each occurrence of bodily injury and property damage in an amount of not less than Three Million Dollars ($3,000,000) combined single limit with endorsements for: (i) products and completed operations; (ii) blanket contractual liability (deleting any exclusion for Materials and completed operations liability); and
          (iii) broad form vendor's liability. Isolyser will immediately furnish to Allegiance a certificate of insurance issued by the carrier evidencing the foregoing endorsements, coverages and limits, and stating that such insurance shall not be cancelable without at least thirty (30) days' prior written notice to Allegiance.

     4.8. REGULATORY MATTERS

          4.8.1. CONTINUING GUARANTY

               Isolyser agrees to execute and comply with the provisions of the Allegiance Continuing Guaranty, a copy of which is attached hereto as
          Exhibit 6, the terms and conditions of which are made a part hereof to the extent consistent with the terms set out in the body of this Agreement.

          4.8.2. PRODUCT RECALL

               In the event Allegiance or Isolyser recalls any of the Materials manufactured by Isolyser or Products containing Materials sold or distributed by Allegiance because the Materials, including Materials included in Products, are believed to violate any provision of applicable law, Isolyser shall bear all costs and expenses of such recall, including, without limitation, expenses or obligations to third parties, the cost of notifying customers and costs associated with the shipment of recalled Material or Products containing Materials from customers to Allegiance or Isolyser. Allegiance shall maintain complete and accurate records, for such periods as may be required by applicable law, of all the Materials or Products containing Materials sold by it. The parties will cooperate fully with each other in effecting any recall of the Materials or Products containing Materials, including communications with any purchasers or users.

          4.8.3. CUSTOMER COMPLAINT REPORTING

               Isolyser shall be responsible for notifying the appropriate federal, state and local authorities of any customer complaints or other occurrences regarding the Materials which are required to be so reported. Allegiance shall provide Isolyser with any information it receives regarding such occurrences.

          4.8.4. ACCESS

               Isolyser agrees to permit a duly authorized representative of Allegiance to enter and inspect, during normal business hours, the establishments in which any of the Materials are manufactured, packaged, labeled or held solely in order to determine whether said
          Materials are being manufactured, packaged, labeled or held in conformity with the terms of this Agreement, (provided such representative executes an appropriate confidentiality agreement and visits during normal business hours after reasonable notice) and further agrees to provide Allegiance with such documents as it may reasonably require to determine whether the Materials are being manufactured, packaged, labeled or held in accordance with the provisions of this Agreement.

                              5.GENERAL PROVISIONS

     5.1. TERMINATION

          5.1.1. BREACH

               If either party breaches any of the terms of this Agreement, the non-breaching party shall give the breaching party written notice of breach and a reasonable opportunity to cure such breach. If the breaching party fails to cure such breach after written notice and a reasonable opportunity to cure which in any event shall not be more than 60 days, then the non-breaching party shall have the right to terminate this Agreement. If Allegiance is the breaching party, then during such cure period Isolyser reserves the right, without prejudice to any other legal rights or remedies, to require the Allegiance to immediately suspend use of the Trademarks upon Isolyser's written notice of suspension. The suspension shall terminate if and when Allegiance cures the breach. In the event Isolyser terminates this Agreement due to a material breach of the Agreement by Allegiance, Allegiance shall not sell a dissolvable PVA product in the healthcare market during the remaining Term.

          5.1.2 [INTENTIONALLY OMITTED].

          5.1.3. BANKRUPTCY

               Allegiance shall have the right to terminate this Agreement immediately if Isolyser is dissolved, generally fails to pay or admits in writing its inability generally to pay its debts as they become due or is liquidated or ceases for a period of at least sixty (60) days to conduct business in the ordinary course; makes a general assignment, arrangement, or composition agreement with or for the benefit of its creditors; or files a petition in bankruptcy or institutes any action under federal or state law for the relief of debtors or seeks or consents to the appointment of an administrator, receiver, custodian, or similar official, in each case for the dissolution, liquidation or wind up of its business and not for reconstruction or reorganization (or has such a petition or action filed against it and such petition action or appointment is not dismissed or stayed within sixty (60)
          days).

          5.1.4. 60 DAYS' NOTICE

               Allegiance shall have the right to terminate this Agreement upon sixty (60) days' written notice to Isolyser if Isolyser, upon being duly notified of a third party's claim for patent infringement or a third party's manufacture, use, or sale of the Product(s) in the Territory, does not undertake to defend such claim or take appropriate action to enforce its Patent.

          5.1.5. INVENTORY

               Upon termination of this Agreement by either party, Allegiance shall have the right to use its remaining inventory of Material to manufacture Products and to sell its remaining stock of Product(s) provided that Allegiance shall offer Isolyser the first right of repurchase. The Trademark License granted in 2.2.1 will continue until all remaining stock of Products is sold.

          5.1.6. EFFECTS OF TERMINATION

               Upon any  termination of this Agreement  pursuant to this Section
          5.1 all obligations of the parties hereunder shall cease except obligations with respect to Material sold prior to the time of such termination including payment and delivery obligations.

     5.2. OTHER DISTRIBUTORS--WARRANTY AND INDEMNIFICATION

     Isolyser warrants that it has no other distributors for the Products in the healthcare market during the term of this Agreement. Isolyser shall indemnify Allegiance for all damages, costs and expenses, including attorneys' fees, resulting from any claims from any prior distributors of Isolyser of the Products relating to the rights granted to Allegiance by Isolyser to sell the Products.

     5.3. ASSIGNMENT

     This Agreement may not be assigned by either party hereto without the consent of the other party, except to the transferee of or successor to substantially all of the business of such party to which this Agreement relates which transferee or successor shall expressly assume in writing all of the obligations of the assigning party under this Agreement.

     5.4. INTERPRETATION

          5.4.1. GOVERNING LAW

               The parties agree that all provisions of this Agreement, and any questions concerning its construction and interpretation, shall be governed by the laws of the State of Illinois.

          5.4.2. PRIOR AGREEMENTS

               This Agreement supersedes any and all previous agreements, written or oral, between the parties relating to the subject matter hereof.

          5.4.3. AMENDMENTS

               No amendment or modification of the terms of this Agreement shall be binding upon either party unless reduced to writing and signed by Isolyser and Allegiance.

     5.5. NOTICES

     All notices, reports and payments made pursuant to this Agreement shall be addressed to the president with a copy to the general counsel of each party at the address set forth in the first paragraph of this Agreement unless notice of a different address is supplied by either party to the other. All notices, requests and other communications hereunder shall be in writing and shall be deemed to have been duly given at the time of receipt if delivered by hand or mailed registered or certified mail, return receipt requested with postage prepaid, addressed to the President at the address above stated.

     5.6. DISPUTE RESOLUTION

          5.6.1. ESCALATION

               The parties agree that they will attempt to settle any claim or controversy arising out of this Agreement through good faith negotiations in the spirit of mutual cooperation between business executives with authority to resolve the controversy. Each party shall designate an employee who will be the initial contact for resolving disputes. Each party shall raise any questions, claim or controversy with the designated employee of the other party. The designated employees will work together to resolve the relevant issue in a manner that meets the interests of both parties, or until the issue is referred to designated officers of the parties as set forth below in this Section 5.6.1. The employees initially designated by each party for purposes of this Section are as follows:

                  ISOLYSER:         Migo Nalbantyan

                  ALLEGIANCE:       Mike Hudson

               The parties may change such designation by giving notice of such change pursuant to Section 5.5 of this Agreement. If the designated employees are unable to resolve any claim or controversy, prior to taking action as provided in Section 5.6.2, the parties shall first submit such claim or controversy to the appropriate general counsel or appropriate legal representative of each party for resolution, and if such general counsel or appropriate legal representative are unable to resolve such claim or controversy, either party may request that their respective chief executive officers, or their respective delegees, attempt to resolve the dispute. The officers or delegees to whom any such claim or controversy is submitted as provided above shall attempt to resolve the dispute through good faith negotiations over a reasonable period, not to exceed 30 days in the aggregate unless otherwise agreed. Such 30 day period shall be deemed to commence on the date of a notice from either party describing the particular claim or controversy.

          5.6.2. ARBITRATION

               Any  dispute  that is not  resolved by  negotiations  pursuant to
          Section 5.6.1 will, upon the written request of either party, be resolved by binding arbitration administered by American Arbitration Association in accordance with the Commercial Arbitration Rules of the American Arbitration Association by a panel of three arbitrators who are qualified in the field of healthcare products. Such arbitrator shall determine a schedule for determination of such dispute, establish the scope of discovery and establish the length of hearings that is reasonable under the circumstances. Such arbitrator shall determine the dispute in accordance with this Agreement and the substantive rules of law and the rules regarding admissibility of evidence (but not the rules of procedure) that would be applied by a federal court sitting in Illinois. The arbitration shall take place in Nashville, Tennessee. Notwithstanding any choice of law provision included in this Agreement, the United States Arbitration Act, 9 U.S.C. Sections 1-16 shall govern the interpretation and enforcement of this arbitration provision. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction. Where this Agreement provides for future agreement by the parties, failure to reach such agreement shall not constitute a dispute subject to the provisions of this Section 5.6.2 except as expressly provided otherwise.

          5.6.3. INJUNCTIVE RELIEF

               Either party may, without inconsistency with this Section 5.6, apply to any court having jurisdiction hereof and seek provisional, injunctive or other equitable relief as necessary to prevent serious and irreparable injury to such party or to others. The parties acknowledge that this contract evidences a transaction involving interstate commerce. The use of arbitration procedures will not be construed under the doctrine of laches, waiver or estoppel to affect adversely either party's right to assert any claim or defense.

     5.7 FORCE MAJEURE

     If performance by either party (the "Performing Party") of any service or obligation under this Agreement is prevented, restricted, delayed or interfered with by reason of labor disputes, strikes, acts of God, floods, lightning, severe weather, shortages of materials, rationing utility or communication failures, failure or delay in receiving electronic data, earthquakes, war, revolution, civil commotion, acts of public enemies, blockade, embargo, or any law, order, proclamation, regulation, ordinance, demand or requirement having legal effect of any government or any judicial authority or representative of any such government, or any other act or omission whatsoever, whether similar or dissimilar to those referred to in this clause, which are beyond the reasonable control of such Performing Party, then such Performing Party shall be excused from such performance to the extent that (i) such cause, and the resulting prevention, restriction, delay or interference, were beyond the reasonable control of such Performing Party; and (ii) such Performing Party took all reasonable steps to prevent and mitigate such cause, and the resulting prevention, restriction, delay or interference. Notwithstanding the foregoing, if any prevention, restriction, delay or interference under this Section 5.7 of any material service or obligation of Isolyser continues for at least 60 days, then Allegiance by written notice to Isolyser may terminate its obligations under Section 4.3.2 without further obligation.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers on the day and due first written above.



                                        ISOLYSER COMPANY

                                        By:________________________________

                                        Its:_______________________________


                                        ALLEGIANCE HEALTHCARE
                                        CORPORATION

                                        By:________________________________

                                        Its:_______________________________

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861995v1